July 7, 2016

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share the results of our first six months of 2016 with you. The assets of your Company as of June 30, 2016 were $2.135 billion representing an increase of $114 million since January 1, 2016. The Company’s earnings for the first six months of 2016 were a record $11,912,876 up $97,000 from the first six months of 2015.

We are experiencing a great year of unlimited opportunities which we are trying to take advantage of. We have received the “Bauer Financial 5 Star” rating for the quarter ending March 31, 2016. We have recently been recognized as one of “Tennessee’s 2016 Best Work Places”. We were the number two work place in the large employee division. The most gratifying part of this recognition was that the results were based on feedback given by our employees.

We currently have several construction projects in process as our Highway 96/ Murfreesboro office is currently being framed. During mid-July our Lebanon Wal-Mart office will be doubled in size and our south Mt. Juliet Road office will be remodeled in August. By the end of summer we will break ground on a new Operations Center behind our Main Office. This strong expansion program will enable your bank to continue its strong growth plan.

The Board of Directors has declared a $.30 per share cash dividend to shareholders of record as of July 1, 2016 that will be payable on July 29, 2016. The latest price at which the Company’s common stock has been sold was $39.75 per share.

In closing, we deeply thank you for your continued support! We strive daily to be “Middle Tennessee’s Community Bank”.

Sincerely,

Randall Clemons	Jimmy Comer
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company